                                                                  EXHIBIT 3.2(a)

                           AMENDED AND RESTATED BYLAWS
                                       OF
                           KING PHARMACEUTICALS, INC.

                                    ARTICLE I
                             MEETING OF SHAREHOLDERS

         1. Annual Meeting. The annual meeting of the shareholders shall be held at such time and place, either within or without this State, as may be designated from time to time by the Board of Directors.

         2. Special Meeting. Special meetings of the shareholders may be called by the Chairman of the Board and Chief Executive Officer, the President or a majority of the Board of Directors. The place of said meeting shall be designated by the directors.

         3. Notice of Shareholder Meetings. Written notice stating the date, time, and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered either personally, or by mail, by or at the direction of Chairman of the Board and Chief Executive Officer, the President, Secretary, officer, or person calling the meeting to each shareholder entitled to vote at the meeting. Such notice shall be delivered not less than ten (10) days nor more than two (2) months before the date of the meeting, and shall be deemed to be delivered when deposited in the United States mail postpaid and correctly addressed (if mailed), or upon actual receipt (if hand delivered). The person giving such notice shall certify that the notice required by this paragraph has been given.

         4. Quorum Requirements. A majority of the shares entitled to vote shall constitute a quorum for the transaction of business. Once a share is represented for any purpose at a meeting, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

         5. Voting and Proxies. If a quorum exists, action on a matter (other than the election of directors) shall be approved if the votes favoring the action exceed the votes opposing the action. A shareholder may vote his or her shares either in person or by written proxy, which proxy is effective when received by the Secretary or other person authorized to tabulate votes. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy.

         6. Business Brought Before a Meeting. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10) day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business, (c) the class and number of shares of the Ccorporation which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedure set forth in this Section 6 of Article I. The presiding officer of an annual meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting and in accordance with the provisions of this Section 6 of Article I; and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

                                   ARTICLE II
                               BOARD OF DIRECTORS

         1. Qualification and Election. Directors need not be shareholders or residents of this State. They shall be elected by a plurality of the votes cast at a meeting at which a quorum is present. Each director shall hold office until the expiration of the term for which the director is elected, and thereafter until a successor has been elected and qualified.

         2. Number. The number of directors shall be eight (8) unless another number is fixed by the Board of Directors.

         3. Nominations.

                  (a) Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in these Bylaws, who is entitled to vote for the election of directors at the meeting and who shall have complied with the notice procedures set forth below in Section (b) of this Article II.

                  (b) In order for a shareholder to nominate a person for election to the Board of Directors of the Corporation at a meeting of shareholders, such shareholder shall have delivered timely notice of such shareholder's intent to make such nomination in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than sixty (60) nor more than ninety
(90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth (10) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election as a director at such meeting, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to this shareholder giving the notice
(A) the name and address, as they appear on the Corporation's books, of such shareholder and (B) the class and number of shares of the Corporation which are beneficially owned by such shareholder and also which are owned of record by such shareholder; and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of the Corporation which are beneficially owned by such person. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee.

                  (c) No person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this
Section 3 of Article II. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 6 of Article II, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. A shareholder seeking to nominate a person to serve as a director must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 3 of Article II.

         4. Meetings. The Board of Directors may hold such regular and special meetings as it from time to time decides. These meetings may be either in person or by conference call. The actions of any person participating by way of telephone or other electronic means shall be as effective as if the person were physically present at the meeting. Special meetings may be called at any time by the Chairman of the Board, President, or any two (2) directors.

         5. Notice of Directors' Meetings. All regular meetings of the Board of Directors may be held without notice. Special meetings shall be preceded by at least two (2) days' notice of the date, time and place of the meeting. Notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken, and if the period of adjournment does not exceed one (1) month in any one adjournment.

         6. Quorum and Vote. The presence of a majority of the directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

         7. Board Committees. The Board of Directors, by a resolution adopted by a majority of its members, may create one or more committees, consisting of one or more directors, and may delegate to such committee or committees any and all such authority as is permitted by law.

                                   ARTICLE III
                                    OFFICERS

         1. Numbers. The Corporation shall have a President, a Secretary, an Assistant Secretary, a Chairman of the Board of Directors or a Chief Executive Officer, and such other officers as the Board of Directors shall from time to time deem necessary. Any two or more offices may be held by the same person with the exception of the President and the Secretary.

         2. Election and Term. The officers shall be elected by the Board of Directors. Each officer shall serve at the pleasure of the Board until such officer's resignation or removal.

         3. Duties. All officers shall have such authority and perform such duties in the management of the Corporation as are normally incident to their offices and as the Board of Directors may from time to time provide.

                                   ARTICLE IV
                       RESIGNATION, REMOVALS AND VACANCIES

         1. Resignations. Any officer or director may resign at any time by giving notice to the Chairman of the Board, the President, or the Secretary. Any such resignation shall take effect at the time specified therein, or, if no time is specified, then upon its delivery.

         2. Removal of Officers. Any officer may be removed by the Board or its designate at any time with or without cause.

         3. Removal of Directors. Any or all of the directors may be removed either with or without cause by a proper vote of the shareholders.

         4. Vacancies. Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in any office or directorship for any reason, including removal of an officer or director, may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists.

                                    ARTICLE V
                                  CAPITAL STOCK

         1. Stock Certificates. Every shareholder shall be entitled to a certificate or certificates of capital stock of the Corporation in such form as may be prescribed by the Board of Directors. Unless otherwise decided by the Board, such certificates shall be signed by the President and the Secretary of the Corporation.

         2. Transfer of Shares. Shares of stock may be transferred on the books of the Corporation by delivery and surrender of the properly assigned certificate, but subject to any restrictions on transfer imposed by either the applicable securities laws or any shareholder agreement.

         3. Loss of Certificates. In the case of the loss, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.

                                   ARTICLE VI
                                ACTION BY CONSENT

         Whenever the directors are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken. The affirmative vote of the number of directors that would be necessary to take such action at a meeting shall be the act of the directors.

                                   ARTICLE VII
                                 INDEMNIFICATION

         With respect to claims of liabilities arising out of service as a director or officer of the Corporation, the Corporation shall indemnify and advance expenses to each present and future director or officer (and his or her estate, heirs, and personal representatives) to the fullest extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted or amended. In the event that the Corporation indemnifies or makes any advance of expenses under this provision, the Secretary shall, in writing, report such action to the shareholders with or before the notice of the next shareholder's meeting.

                                  ARTICLE VIII
                               AMENDMENT OF BYLAWS

         These Bylaws may be amended, added to, or repealed either by the shareholders or the Board of Directors as provided by statute or the Charter of the Corporation, as amended from time to time. Any change in the Bylaws made by the Board of Directors, however, may be amended or repealed by the shareholders as provided in the Charter of the Corporation, as amended from time to time, or as allowed by applicable laws of the State of Tennessee.

                                  CERTIFICATION

         I certify that these Amended and Restated Bylaws for the Corporation were duly adopted by the Board of Directors as of the 14th day of November, 1997.

                                    --------------------------------------------
                                    John A. A. Bellamy
                                    Executive Vice President and General Counsel